UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 20, 2012

Transcat, Inc.
(Exact name of registrant as specified in its charter)

Ohio	000-03905	16-0874418
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

35 Vantage Point Drive, Rochester, New York	14624
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	585-352-7777

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The disclosure set forth under Item 2.03 is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On September 20, 2012, Transcat, Inc. (“Transcat” or the “Company”) terminated its Credit Agreement dated as of November 20, 2006, as amended (the “Chase Credit Agreement”), with JPMorgan Chase Bank, N.A. (“Chase”).  There were no material relationships between Transcat or its affiliates and Chase other than in respect of the Chase Credit Agreement.

The Chase Credit Agreement provided for a revolving credit facility in the amount of $15.0 million (the “Chase Facility”).  Interest on the Chase Facility accrued, at Transcat’s election, at either a base rate, as defined in the agreement, or the London Interbank Offered Rate (LIBOR), in each case, plus a margin.  Commitment fees accrued based on the average daily amount of unused credit available on the Chase Facility.  Interest and commitment fees were adjusted on a quarterly basis based upon the Company’s calculated leverage ratio, as defined in the agreement.

The Chase Credit Agreement contained certain covenants with which the Company had to comply, including a fixed charge ratio covenant and a leverage ratio covenant.  Borrowings under the Chase Facility were secured by a security interest in all of the personal property of Transcat and three of its wholly-owned domestic subsidiaries.  The Company also pledged 65% of the common stock of Transmation (Canada) Inc., its wholly-owned Canadian subsidiary, and 100% of the common stock of Transcat Acquisition Corp. as collateral security for the loans made under the Chase Facility.

Transcat terminated the Chase Credit Agreement in connection with entering into a credit facility agreement with Manufacturers and Traders Trust Company on September 20, 2012, as described under Item 2.03 below.  The aggregate payoff amount Transcat paid Chase was $9,053,641, which consisted of principal, interest and fees due under the Chase Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 20, 2012, Transcat entered into a Credit Facility Agreement (the “M&T Credit Agreement”) with Manufacturers and Traders Trust Company (“M&T”).  There are no material relationships between Transcat or its affiliates and M&T other than in respect of the M&T Credit Agreement.

The M&T Credit Agreement provides for a three-year revolving credit facility in the amount of $20.0 million (the “M&T Facility”) and replaces the Chase Facility, which was set to expire on January 15, 2014.  In addition to refinancing the Company’s then existing debt under the Chase Facility, Transcat will use the M&T Facility for working capital, capital expenditures, acquisitions (limited to $10.0 million in any given fiscal year), stock repurchases (subject to certain limitations) and general corporate purposes.  The M&T Facility also includes a letters of credit sub-facility with a $2.0 million sub-limit.  The amount of any outstanding letters of credit will reduce availability under the M&T Facility accordingly.

Interest on loans under the M&T Facility will be payable monthly and will accrue, at Transcat’s election, at either (i) the one-month LIBOR rate, adjusting daily, or (ii) a fixed rate for a designated one-month, two-month, three month or six-month period at the LIBOR rate corresponding to such period, in each case, plus a margin.  The margin is adjusted on a quarterly basis pursuant to a grid based on Transcat’s rolling four quarter ratio of funded debt to EBITDA (as such term is defined in the M&T Credit Agreement).

The M&T Facility will terminate on September 20, 2015 and at such time, all principal and interest outstanding will be due and payable in full.

Unused facility fees under the M&T Facility, which are based on the average daily amount of unused credit available, will be payable quarterly and accrue pursuant to a margin that is also adjusted on a quarterly basis pursuant to a grid based on Transcat’s rolling four quarter ratio of funded debt to EBITDA (as such term is defined in the M&T Credit Agreement).

The M&T Credit Agreement contains customary representations and warranties and affirmative and negative covenants, financial covenants that require compliance with fixed charge coverage and leverage ratios, and customary events of default.  The agreement limits the amount of dividends the Company can issue to $3.0 million between September 20, 2012 and the fiscal year ending on or about March 31, 2014.  During the same period, stock repurchases and dividends are limited to an aggregate of $10.0 million.  Stock repurchases and dividends will be limited to an aggregate of $3.0 million in any fiscal year thereafter.  Transcat may prepay all revolving credit loans under the M&T Facility at any time without premium or penalty, subject to customary LIBOR breakage fees.

Borrowings under the M&T Facility will be secured by a security interest in all of the personal property and fixtures of Transcat and three of its wholly-owned domestic subsidiaries (Anacor Acquisition, LLC, United Scale & Engineering Corporation and WTT Real Estate Acquisition, LLC).  The Company also pledged 65% of the common stock of Transmation (Canada) Inc., its wholly-owned Canadian subsidiary, and 100% of the equity of Anacor Acquisition, LLC and WTT Real Estate Acquisition, LLC as collateral security for loans made under the M&T Facility.

A copy of the M&T Credit Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCAT, INC.

Dated: September 26, 2012	By:	/s/ John J. Zimmer
John J. Zimmer
Senior Vice President of Finance and Chief Financial Officer